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                                                                              EXHIBIT 11
                                   STATEMENT RE: COMPUTATION OF
                                        PER SHARE EARNINGS


                                                        For The Three Months Ended
                                                                 March 31,
                                                   -------------------------------------
                                                       1994                      1993
Income before cumulative effect of accounting      $12,350,331                $7,073,755
  change

Cumulative effect of change in method of
  accounting for income taxes-Note 3                    -                     $4,212,300

Net income                                         $12,350,331               $11,286,055

Earnings per share:
Income before cumulative effect of accounting            $0.36                     $0.21
  change
Cumulative effect of accounting change                   -                         $0.12

Net income                                               $0.36                     $0.33

Weighted number of common shares outstanding        34,434,190                34,301,567
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